UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/01/2010

Interline Brands, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32380

Delaware	03-0542659
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

701 San Marco Boulevard
Jacksonville, Florida 32207

(Address of principal executive offices, including zip code)

(904) 421-1400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

In connection with the offering of senior subordinated notes described in Item 8.01 below, on November 4, 2010, Interline Brands, Inc., a Delaware corporation (NYSE: IBI) (the "Company") and Interline Brands, Inc., a New Jersey corporation and a wholly-owned subsidiary of the Company ("Interline New Jersey"), and each of the domestic subsidiaries of Interline New Jersey (collectively with the Company, the "Guarantors") entered into a Purchase Agreement (the "Purchase Agreement") with certain representatives of the initial purchasers named therein (collectively, the "Initial Purchasers"). Pursuant to the Purchase Agreement, the Initial Purchasers have agreed to purchase, and Interline New Jersey has agreed to sell, $300.0 million principal amount of Interline New Jersey's 7.00% Senior Subordinated Notes due 2018 (the "New Notes"). The Initial Purchasers intend to resell the New Notes in an offering exempt from registration under the Securities Act of 1933, as amended (the "Offering"). The New Notes will be guaranteed by the Guarantors. The sale of the New Notes is expected to close on November 16, 2010. The Purchase Agreement contains representations and warranties, covenants and closing conditions that are customary for transactions of this type. In addition, Interline New Jersey and the Guarantors have agreed to indemnify the Initial Purchasers against certain liabilities on customary terms. The Purchase Agreement also contains customary contribution provisions.

In the ordinary course of their business, the Initial Purchasers and certain of their affiliates have in the past and may in the future engage in investment and commercial banking or other transactions of a financial nature with Interline New Jersey or its affiliates, including the provision of certain advisory services and the making of loans to Interline New Jersey and its affiliates. In particular, certain affiliates of the Initial Purchasers are agents and/or lenders under the existing credit facility of Interline New Jersey and will be agents and/or lenders under Interline New Jersey's new $225.0 million asset-based credit facility intended to be entered into concurrently with the closing of the Offering.

Item 8.01.    Other Events

On November 1, 2010, the Company issued a press release announcing that Interline New Jersey commenced a tender offer to purchase for cash any and all of Interline New Jersey's outstanding 8 1/8% Senior Subordinated Notes due 2014 (the "Existing Notes") upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated November 1, 2010 (the "Statement"). Concurrently with the tender offer, and on the terms and subject to the conditions set forth in the Statement, Interline New Jersey is soliciting consents of holders of the Existing Notes to authorize the elimination of most of the restrictive covenants and certain of the events of default contained in the indenture governing the Existing Notes. A copy of such press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

On November 1, 2010, the Company also issued a press release announcing that Interline New Jersey commenced the Offering of $275.0 million principal amount of New Notes exempt from registration under the Securities Act of 1933, as amended. Interline New Jersey subsequently increased the size of the Offering from the previously announced $275 million to $300 million. Interline New Jersey intends to use the net proceeds from the Offering, together with cash on hand, to repay the indebtedness under its existing credit facility, to purchase any and all of its Existing Notes in the concurrent tender offer and consent solicitation, and to pay related fees and expenses. A copy of such press release is attached as Exhibit 99.2 hereto and incorporated herein by reference.

Furthermore, on November 4, the Company issued a press release announcing the pricing of the Offering. A copy of such press release is attached as Exhibit 99.3 hereto and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

99.1 Press Release announcing the commencement of the tender offer and consent solicitation, dated November 1, 2010.

99.2 Press Release announcing the Offering of the New Notes, dated November 1, 2010.

99.3 Press Release announcing the pricing of the Offering of the New Notes, dated November 4, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interline Brands, Inc.

Date: November 04, 2010	By:	/s/ Michael Agliata
Michael Agliata
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Interline Announces Tender Offer and Consent Solicitation
EX-99.2	Interline Announces Launch of Senior Subordinated Notes Offering
EX-99.3	Interline Announces Pricing of Senior Notes Offering